Exhibit 3.55

State of Delaware

Limited Liability Company

Certificate of Formation

Of

Benchmark Cerro Verde, LLC

First: The name of the limited liability company is Benchmark Cerro Verde, LLC.

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, zip code 19808. The name of the Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 6th day of January, 2011.

/s/ James F. Mosier
James F. Mosier, Secretary

State of Delaware Secretary of State Division of Corporations Delivered 07:12 PM 01/06/2011 FILED 07:12 PM 01/06/2011 SRV 110020604 – 4924156 FILE

State of Delaware Secretary of State Division of Corporations Delivered 11:56 AM 08/08/2012 FILED 11:56 AM 08/08/2012 SRV 120916406 - 4924156 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Benchmark Cerro Verde, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is BMC Red Hawk, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of August, A.D. 2012.

By:	/s/ James F. Mosier
Authorized Person(s)

Name:	James F. Mosier
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